EXHIBIT 99.1

PRESS RELEASE

Contact:
Ezenia! Inc.
Investor Relations
investorrelations@ezenia.com

EZENIA! INC. Proudly Announces Gerald P. Carmen, Former U.S. Ambassador

To The United Nations, To Join Board of Directors

Burlington, Mass., February 24, 2005 - Ezenia! Inc. (OTCBB: EZEN.OB), a leading market provider of real-time collaboration solutions for corporate and government networks and eBusiness, announced today that the Company has appointed Ambassador Gerald P. Carmen to its Board of Directors.

In 1981, Ambassador Carmen led the transition team at the U.S. Department of Housing and Urban Development (HUD) until his appointment as Administrator of the General Services Administration (GSA), a position he served until 1984. From May 1984 to August 1986, Ambassador Carmen was appointed by President Reagan to serve as U.S. Ambassador to the United Nations in Geneva and as Vice Chairman of the Trade and Development Board.  In August 1986 until 1988, Ambassador Carmen served as Chairman and Director of Citizens for America, a nationwide grassroots organization promoting President Reagan’s agenda.  In 1989, Ambassador Carmen was appointed President and Chief Executive Officer of the Federal Asset Disposition Association (FADA), a part of the Resolution Trust Corporation (RTC).  Most recently, Ambassador Carmen has been one of the founding partners of the Carmen Group, Inc. (www.carmengroup.com).

“With his vast experience and expertise in government relations, federal lobbying, financial management, and global dealing, Ambassador Carmen brings his much needed wisdom and guidance to help the Company grow and prosper in the exciting market that we serve,” remarked Khoa Nguyen, Ezenia chairman and chief executive officer.  “As most of our current business comes from the Department of Defense and Intelligence Community, I am delighted to have Ambassador Carmen join our board and the opportunity to leverage his advices to expand our business within the federal, state, and local government.”

In addition, Ambassador Carmen formerly served on the Board of Directors of Northeast Savings Bank, Nostalgia Network, Inc., Federal Home Loan Bank of Boston, Gruen Marketing Corporation, and the Board of Advisors of International Educational Mission.  Ambassador Carmen also served on the New Hampshire State Vocational Advisory Committee and was the first Chairman of the New Hampshire Housing Authority.  Active in New Hampshire politics for over 25 years, Ambassador Carmen served as chairman of its Republican Party for three consecutive terms.

“I am delighted and honored to be a member of the Ezenia! Board of Directors,” commented Ambassador Carmen.  “I look forward to working with its management team and other board members to provide the necessary guidance and counsel to help the Company successfully navigate the challenges and expand its business.  The Company with solid customer reputation and loyalty represents an exciting opportunity with a lot of potential in its future.”

About Ezenia! Inc.

Ezenia! Inc. (OTC Bulletin Board: EZEN.OB), founded in 1991, is a leading provider of real-time collaboration solutions, bringing new and valuable levels of interaction and collaboration to corporate networks and the Internet.  By integrating voice, video and data collaboration, the Company’s award-winning products enable groups to interact through a natural meeting experience regardless of geographic distance.  Ezenia! products allow dispersed groups to work together in real-time using powerful capabilities such as instant messaging, white boarding, screen sharing and text chat.  The ability to discuss projects, share information and modify documents allows users to significantly improve team communication and accelerate the decision-making process.  More information about Ezenia! Inc. and its product offerings can be found at the company’s Web site, http://www.ezenia.com/.

Note to Investors
Statements included herein that are not historical facts include forward-looking statements.  Such forward-looking statements involve risks and uncertainties that could cause actual operating results to differ from those indicated by such forward-looking statements. These risks and uncertainties include the considerations that are discussed in the Management’s Discussion and Analysis section of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, such as the evolution of Ezenia!’s market, its dependence on major customers, rapid technological change and competition within the collaborative software market, its reliance on third party technology, protection of its propriety technology, its history of liquidity concerns and operating losses, and other considerations that are discussed further in this report.  Copies of the Company’s 2003 Annual Report on Form 10-K for the year ended December 31, 2003, or other publicly available financial information, may be received at no charge by contacting Investor Relations at Ezenia!.

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Note: Ezenia! is a registered trademark, and the Ezenia! Logo, Encounter, InfoWorkSpace and LaunchPad are trademarks of Ezenia! Inc.  Additional information on Ezenia! and its products are available at http://www.ezenia.com/.  All other trademarks are property of their respective companies.